Registration No. 333-161547

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRAYBAR ELECTRIC COMPANY, INC.

AND

D. E. DESOUSA, L. R. GIGLIO, T. S. GURGANOUS, R. D. OFFENBACHER AND R. A. REYNOLDS, JR.,

VOTING TRUSTEES UNDER THE VOTING TRUST AGREEMENT, DATED AS OF
 MARCH 16, 2007, RELATING TO COMMON STOCK ISSUED BY GRAYBAR ELECTRIC COMPANY, INC.

 (Exact name of registrants as specified in their charters)

New York

(State or other jurisdiction of incorporation of Graybar Electric Company, Inc.)

5063

 (Primary Standard Industrial Classification Code Number of Graybar Electric Company, Inc.)

13-0794380

 (I.R.S. Employer Identification Number of Graybar Electric Company, Inc.)

34 North Meramec Avenue, St. Louis, Missouri 63105, (314) 573-9200

(Address, including zip code, and telephone number, including area code, of principal executive offices of Graybar Electric Company, Inc. and of the Voting Trustees)

Matthew W. Geekie, Esq.

Senior Vice President, Secretary and General Counsel

Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, Missouri 63105

(314) 573-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service for Graybar Electric Company, Inc. and the Voting Trustees)

___________________

Copy to:

Robert J. Endicott, Esq.

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, MO  63102

  November 13, 2009

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐ ™

_______________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ™

_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ™

_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ™

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

        Large accelerated filer ☐™                                                                                            Accelerated filer ☐™

        Non-accelerated filer ☒ (Do not check if a smaller reporting company)              Smaller reporting company ☐™

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $1 per share)............	850,000 shs.	$20.00	$17,000,000	$948.60 (2)
Voting Trust Interests (1)........................................	--	--	--	--

(1)           Representing the shares of Common Stock offered hereunder.

(2)           Previously paid.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

NOTICE TO OREGON RESIDENTS:

Of the 850,000 shares of Common Stock or Voting Trust Interests that are being offered to eligible employees and qualified retirees of the Company in this offering, an aggregate of up to 5,928 shares of Common Stock or Voting Trust Interests will be offered in the State of Oregon.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Share………………….	$20.00	None	$20.00
Total……………….……...	$118,560	None	$118,560

P R O S P E C T U S

850,000 Shares

Graybar Electric Company, Inc.

________________

Common Stock

and related

Voting Trust Interests

offered to

Employees and Qualified Retirees of Graybar Electric Company, Inc.

under the

THREE-YEAR COMMON STOCK PURCHASE PLAN

________________

Graybar Electric Company, Inc. (“Graybar” or the “Company”) is offering an aggregate of up to 850,000 shares of Common Stock and related Voting Trust Interests in the 2007 Voting Trust to eligible employees and qualified retirees under the third and final offering pursuant to the Three-Year Common Stock Purchase Plan adopted in June 2007 (the “Plan”).  If you are eligible to subscribe, you may purchase shares by completing a Subscription Agreement in the manner described in this Prospectus.  As of September 30, 2009, approximately 81% of the presently outstanding Common Stock was held in the 2007 Voting Trust.  The 2007 Voting Trust Agreement is described under the heading “Summary of Certain Provisions of the Voting Trust Agreement,” and, unless stated otherwise, all references in this Prospectus to the Voting Trust Agreement mean the 2007 Voting Trust Agreement.

Subscriptions will be irrevocable unless your employment terminates for any reason other than retirement on a pension (other than a deferred pension), or you receive a “hardship” withdrawal from Account K under Graybar’s Profit Sharing and Savings Plan, in which case your subscription will be canceled as to shares not yet issued.  The Company has the option to repurchase, at $20.00 per share, shares of Common Stock owned by you or Voting Trust Interests representing them, in the event you desire to sell, transfer or otherwise dispose of them or in the event of your death or termination of your employment other than by retirement on a pension (other than a deferred pension).  See “The 2009 Offering,” “Three-Year Common Stock Purchase Plan” and “Description of Common Stock -- Repurchase Option.”  No public market exists for shares of the Company’s Common Stock or for Voting Trust Interests representing them, and no such market is expected to develop.

Purchasing Graybar Common Stock pursuant to the Three-Year Common Stock Purchase Plan involves certain risks.  See “Risk Factors,” beginning on page 8.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Unit..........................	$20.00	None	$20.00
Total...............................	$17,000,000	None	$17,000,000

The proceeds to Graybar are before the deduction of expenses payable by us estimated at $100,000.  To the extent that subscription rights are not exercised, the proceeds will be reduced by $20.00 for each share not subscribed for.  To the extent that shares are purchased under the installment method, receipt of the proceeds will be deferred.  See “The 2009 Offering.”

________________

The date of this Prospectus is November 11, 2009.

______________________

•                     You should only rely on the information contained or incorporated by reference in this Prospectus.  We have not authorized any person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

•                     We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  Certain states require that the offering be made through a dealer registered in that state.  The offering will be made to residents of those states through Huntleigh Securities Corporation.  Huntleigh Securities Corporation provides financial advice to Graybar on a retainer basis and will not be receiving any selling commissions in connection with the offering.  If you were directed to this Prospectus, or if this Prospectus was provided to you, by Huntleigh Securities Corporation, you should contact the designated representative of Huntleigh Securities Corporation named in the letter that directed you to or accompanied this Prospectus if you have questions.

•                     You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only.

•                     This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

- i -

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you.  You should read the entire Prospectus before you decide whether to subscribe for Common Stock.

The Plan

This offering is being made under the Three-Year Common Stock Purchase Plan (the “Plan”), which allows for the issuance in annual offerings in 2007, 2008 and 2009 of up to an aggregate of 2,000,000 shares of Common Stock.  This is the third and final offering under the Plan.  In the 2008 offering pursuant to the Plan, 926,029 shares were offered to eligible employees and retirees and 592,104 shares were subscribed for.  In the 2007 offering pursuant to the Plan, 883,310 shares were offered to eligible employees and retirees and 557,704 shares were subscribed for.  The terms of the 2009 offering, which are described herein, are substantially the same as the terms for the 2008 and 2007 offerings.  The text of the Three-Year Common Stock Purchase Plan, which was approved by the directors on March 8, 2007 and by the shareholders on June 14, 2007, is attached as Exhibit A and is incorporated herein by reference.  We urge you to read the Plan in its entirety because it, and not this description, sets forth your rights thereunder in connection with the offering.

Each annual offering affords, with certain limited exceptions, an opportunity to purchase shares of Common Stock to each person who on September 30 of the year in which the offering is being conducted has been an active, full-time employee of the Company or its wholly owned subsidiary, Commonwealth Controls Corporation, continuously since March 31 of that year or who was an active, full-time employee on March 31 and retired thereafter on a pension (except a deferred pension).

The limitation of eligibility to active, full-time employees and qualified retirees conforms with the policy initially adopted when the Company’s active employees acquired all of the Common Stock of the Company from Western Electric Company, Incorporated in 1929 and has been continuously followed since then.

Accordingly, with certain limited exceptions, under the Plan, holders of Common Stock or Voting Trust Interests who on September 30 of the year in which the offering is made are not active, full-time employees of the Company or Commonwealth Controls Corporation continuously employed by the Company or Commonwealth Controls Corporation since March 31 of that year will not be entitled to participate in the offering, with the exception of active, full-time employees who retire on a pension (except a deferred pension) on or after March 31 and prior to October 1 of the year in which the offering is made.

Shares of Common Stock subscribed for pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement and Voting Trust Interests will be issued in respect thereof, except that the Common Stock purchased by subscribers who prior to the offering are already shareholders of record who elected in 2007 not to participate in the Voting Trust Agreement will be recorded in a book-entry system maintained by Graybar and will be uncertificated unless the subscriber makes (or has previously made) a written request to the Secretary of Graybar for a certificate, in which case, a certificate will be issued and delivered directly to such subscriber.  The Voting Trust Interests also will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees unless a subscriber requests (or has previously requested) that voting trust certificates be issued in respect thereof by checking the appropriate box on the Subscription Agreement or sends (or has sent) a written request to the Voting Trustees.

All subscribed shares of Common Stock will be issued and held subject to the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation of the Company, as amended, which, among other things, provides the Company with the option to repurchase shares of its Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any holder of Common Stock wants to sell, transfer or otherwise dispose of any of his or her shares of such Common Stock, or in the event of his or her death or in the event of termination of his or her employment other than by retirement on a pension (except a deferred pension).  The Voting Trust Interests to be issued under the Voting Trust Agreement will provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions (including all restrictions) upon which Common Stock of the Company is issued and held.  Each subscriber, by completing a Subscription Agreement, will specifically agree to be bound by the provisions of the Company’s Restated Certificate of Incorporation and will agree that all Common Stock or Voting Trust Interests held by such subscriber will be subject to those provisions.

The Plan provides that no corporate action that would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken without first giving notice of such proposed action to subscribers in this offering who have not then completed their installment payments on the Common Stock for which they have subscribed.  Such subscribers will be granted not less than 20 days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action.  Subscribers who elected to use payroll deduction have the right at any time to pay the full remaining amount due.

The Plan will remain in effect until January 31, 2010 unless terminated before that date by the Board of Directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under the installment payment method as described in the Plan, but not yet issued.

The 2009 Offering

We are offering eligible employees and retirees the right to subscribe in the 2009 Offering for an aggregate of up to 850,000 shares of Common Stock at $20.00 per share pursuant to the Plan.  Subject to certain limited exceptions, you are eligible to subscribe if you were an active, full-time employee of the Company or Commonwealth Controls Corporation on March 31, 2009, and thereafter either (a) on September 30, 2009 had been continuously employed since March 31, 2009 by the Company or its subsidiary, Commonwealth Controls Corporation, or (b) prior to October 1, 2009 had retired on a pension (except a deferred pension).  The maximum number of shares that you may purchase is one share for each $700.00 of your base salary rate at March 31, 2009 increased by the applicable multiplier specified below.  The maximum number of shares you may purchase will be reduced on a pro rata basis in the unlikely event that the aggregate number of shares subscribed for by all employees exceeds 850,000.  If you wish, you may subscribe for less than the maximum number of shares.

This offering will remain open from November 13, 2009 until 5:00 p.m., Central Standard Time, on December 18, 2009.  You have the option of paying for all of the shares subscribed for on or before January 15, 2010 or paying for all shares subscribed for on an installment basis.

Shares of Common Stock subscribed for pursuant to the terms of the Plan will, upon issuance, be deposited in the Voting Trust established by the Voting Trust Agreement and Voting Trust Interests will be issued in respect thereof, except that Common Stock purchased for by subscribers who prior to this offering are already shareholders of record who elected in 2007 not to participate in the Voting Trust Agreement will be recorded in a book-entry system maintained by Graybar and will be uncertificated unless written request for a certificate is made (or has previously been made) to the Secretary of Graybar, in which case subscribers will receive stock certificates representing the shares which they have purchased.  The Voting Trust Interests also will be uncertificated and evidenced by the book-entry system maintained by the Voting Trustees unless a subscriber requests (or has previously requested) that voting trust certificates be issued in respect thereof by checking the appropriate box on the Subscription Agreement or sends (or has sent) a written request to the Voting Trustees.

Shares paid for in full will be issued as of January 15, 2010.  If chosen, installment payments will commence with the second bi-weekly payroll payment date in January 2010 and end with the last bi-weekly payroll payment date in November 2010.  Shares paid for in installments will be issued of record by the tenth day of March, June, September and December to the extent they have been fully paid for.  Subscribers who elect to use payroll deduction have the right at any time to pay the full remaining amount due and, upon any such accelerated payment, any shares that have been fully paid for will be issued and the payroll deduction will no longer apply.

The number of shares to be offered to each eligible subscriber in 2009 will be determined by dividing the applicable base salary rate of the subscriber by $700.00 and multiplying that amount by the applicable multiplier shown in the following table based on his or her salary classification on March 31, 2009, with fractional shares being disregarded:

Grade/Band Classifications	Multiplier
Executives EX1 through EX5	3.00
Grades 17, 18, 19 and 20 and Band M1	2.50
Grades 15 and 16 and Band M2	2.25
Grades P and Q	1.90
Grades N and O	1.85
Grade 14 or below covered either by the
Management Incentive Plan or the
Sales Incentive Plan and Band M3	1.75
Grades J, K, L and M	1.50
All others	1.25

The Board of Directors determined the appropriate number of shares to be offered to each eligible employee and eligible retiree of Commonwealth Controls Corporation using salary classifications comparable to those listed in the table above.

The proceeds from this offering will be added to working capital, in part to replenish amounts previously used to repurchase outstanding shares of Common Stock (or Voting Trust Interests representing them) pursuant to our repurchase option.  From January 1, 2009 through September 30, 2009, the Company repurchased 457,941 shares (or Voting Trust Interests representing them) for an aggregate purchase price of $9,158,820.  To the extent that shares offered are not subscribed for by employees and qualified retirees, they will not be offered for sale to anyone else and the number of shares sold and the proceeds received will be correspondingly reduced.

Business

  We are engaged in the distribution of electrical, communications and data networking (“comm/data”) products, and the provision of related supply chain management and logistics services, primarily to electrical and comm/data contractors, industrial plants, telephone companies,  federal, state and local governments, commercial users, and power utilities in North America.  All products sold by us are purchased by us from others.  Our business activity is primarily with customers in the United States.  We also have subsidiary operations with distribution facilities in Canada and Puerto Rico.

Graybar was incorporated under the laws of the State of New York on December 11, 1925 to purchase the wholesale distribution business of Western Electric Company, Incorporated.  We are 100% owned by our active and retired employees and there is no public trading market for our Common Stock.

We distribute approximately one million products (stockkeeping units or “SKUs”) purchased primarily from nearly 4,200 manufacturers and suppliers through our network of distribution facilities.  The relationship between us and our suppliers is customarily a nonexclusive national or regional distributorship, terminable upon 30 to 90 days’ notice by either party.  We maintain long-standing relationships with a number of our principal suppliers.

We stock approximately 120,000 of the products we distribute and, therefore, are able to supply our customers locally with a wide variety of electrical and comm/data products.  The products distributed by us consist primarily of wire, cable, conduit, wiring devices, switchgear, industrial automation, tools, motor controls, transformers, lamps, lighting fixtures and hardware, power transmission equipment, telephone station apparatus, key systems, digital and internet protocol (IP) private branch exchanges (PBX), data products for local or wide area networks, fiber optic products, security/access control products, and cable television (CATV) products.

We sell our products primarily through a network of distribution facilities located in thirteen geographical districts throughout the United States.  We operate multiple distribution facilities in each district, each of which carries an inventory of products and operates as a wholesale distributor for the territory in which it is located.  In addition, we maintain seven zone warehouses and three service centers containing inventories of both standard and specialized products.  Both the zone warehouses and the service centers replenish local inventories carried at our U.S. distribution facilities and make shipments directly to customers.  We also have subsidiary operations with distribution facilities located in Canada and Puerto Rico.

  At September 30, 2009, 9,670,182 shares of Common Stock were issued and outstanding and 126,798 shares subscribed for pursuant to the 2008 offering remained to be paid for on the installment method and had not been issued.  An additional 490,602 shares of Common Stock have been acquired by the Company and are held in treasury as of September 30, 2009.  As of September 30, 2009, approximately 81% of the issued and outstanding shares of Common Stock were held of record by D. E. DeSousa, L. R. Giglio, T. S. Gurganous, R. D. Offenbacher and R. A. Reynolds, Jr. as Voting Trustees under the Voting Trust Agreement among the Voting Trustees, the Company and the shareholders of the Company who have elected to participate therein (the “Participating Shareholders”).  Under the Voting Trust Agreement, Participating Shareholders have deposited their shares of Common Stock with the Voting Trustees and have been issued Voting Trust Interests representing those shares.  The Voting Trust was established to permit the owners of shares of Common Stock deposited in the Voting Trust to act together concerning the management of Graybar and the voting on certain matters presented to the shareholders.

Our address and telephone number are 34 North Meramec Avenue, St. Louis, Missouri 63105 (314-573-9200).  The mailing address of our principal executive offices is P.O. Box 7231, St. Louis, Missouri 63177.  Graybar also maintains an internet website at http://www.graybar.com.  Except as expressly provided herein, information on our website is not part of this Prospectus.

The Voting Trust Agreement

As of September 30, 2009, approximately 81% of the outstanding Common Stock is held in the Voting Trust established by a Voting Trust Agreement that became effective on March 16, 2007.  The Voting Trust Agreement will expire on March 15, 2017 unless sooner terminated.

Shares of Common Stock that you purchase will be deposited in the Voting Trust and Voting Trust Interests representing them will be issued to you unless you currently are a shareholder of record of Common Stock who elected in 2007 not to participate in the Voting Trust Agreement with respect to the shares you already own.  In that case, Common Stock that you purchase will be recorded in a book-entry system maintained by Graybar and will be uncertificated unless you make (or have previously made) a written request for a certificate to the Secretary of Graybar, in which case, you will receive one or more stock certificates representing any additional shares that you purchase.  Likewise, Voting Trust Interests issued to you will be uncertificated unless you request (or have previously requested) that voting trust certificates be issued in respect thereof.

Under the Voting Trust Agreement, the Voting Trustees are entitled in their discretion and using their best judgment to vote all the shares deposited in the Voting Trust with respect to the election of directors and the ratification, approval or disapproval of any other action or proposed action of the Company requiring a vote or consent by shareholders, except that the Voting Trustees may not vote on the merger or consolidation of Graybar into or with another corporation, the sale of all or substantially all of our assets or our liquidation or dissolution without the consent of the holders of Voting Trust Interests representing at least 75% of the aggregate number of shares then deposited.  The Voting Trustees are not entitled to sell, transfer, or otherwise dispose of shares deposited with them other than to return them to Participating Shareholders in accordance with the Voting Trust Agreement.

Holders of Voting Trust Interests will receive cash dividends paid on Common Stock beneficially owned by them and held by the Voting Trustees.  Any Common Stock paid as a stock dividend on beneficially owned shares will be deposited in the Voting Trust and Voting Trust Interests will be issued to the beneficial owner of the Common Stock upon which the stock dividends are paid.

Selected Financial Data

The following selected financial data for the five years ended December 31, 2008 are derived from the audited consolidated financial statements of Graybar Electric Company, Inc.  The financial data for the nine month periods ended September 30, 2009 and 2008 are derived from unaudited financial statements.  The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Graybar considers necessary for a fair presentation of the financial position and the results of operations for these periods.  Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.  The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information that are included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 filed with the SEC and incorporated by reference in this Prospectus.  See “Incorporation by Reference.”

	Years Ended December 31,					Nine Months Ended September 30, (Unaudited)
	2004	2005	2006	2007	2008	2008	2009
	(In thousands, except per share data)
INCOME STATEMENT DATA:
Net Sales	$4,079,553	$4,288,043	$5,009,143	$5,258,301	$5,400,154	$4,153,036	$3,303,247
Income before Cumulative Effect of Change in Accounting Principle	$14,018	$22,398	$57,388	$83,421	$87,400	$66,937	$20,825
Cumulative Effect of Change in Accounting Principle, net of $3,587 Tax Effect (A)	--	(5,634)	--	--	--	--	--
Net Income	$14,018	$16,764	$57,388	$83,421	$87,400	$66,937	$20,825
Net Income applicable to Common Stock (B)	$14,017	$16,764	$57,388	$83,421	$87,400	$66,937	$20,825
Income Per Share of Common Stock Before Cumulative Effect of Change in Accounting Principle (C)	$1.48	$2.43	$6.19	$8.81	$9.09	$6.96	$2.15
Cumulative Effect of Change in Accounting Principle per Share of Common Stock (C)	--	(0.61)	--	$--	$--	$--	$--
Net Income Per Share of Common Stock (C)	$1.48	$1.82	$6.19	$8.81	$9.09	$6.96	$2.15
Cash Dividends Per Share of Common Stock	$2.00	$2.00	$2.00	$2.00	$2.00	$0.90	$0. 90

BALANCE SHEET DATA:
Working Capital	$396,589	$398,889	$415,465	$394,291	$431,126	$465,186	$436,364
Total Assets	$1,451,372	$1,443,387	$1,508,246	$1,532,028	$1,556,199	$1,610,247	$1,433,075
Long-term Debt	$205,603	$233,527	$203,869	$115,419	$113,633	$117,629	$86,361
Total Liabilities	$1,059,008	$1,061,952	$1,065,523	$1,052,411	$1,052,431	$1,065,205	$901,120
Shareholders’ Equity	$392,364	$381,435	$442,723	$479,617	$503,768	$545,042	$531,955

(A)          2005 results reflect the adoption of generally accepted accounting principles in the United States as it related to variable interest entities formerly contained in Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51” (FIN 46), and its subsequent revision, FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities (revised December 2003) – an interpretation of ARB No. 51” (FIN 46R), now codified primarily in FASB Accounting Standards Codification 810, Consolidation.

(B)        Net income applicable to common stock reflects net income less preferred dividends.

(C)        All periods adjusted for the declaration of a 20% stock dividend in December 2008, the declaration of a 20% stock dividend in December 2007, the declaration of a 10% stock dividend in December 2006 and the declaration of a 5% stock dividend in December 2005.  Prior to these adjustments, the average common shares outstanding for the years ending December 31, 2007, 2006, 2005 and 2004 were 7,888, 6,442, 5,541 and 5,709, respectively.

RISK FACTORS

Before purchasing shares of our Common Stock offered hereby, you should carefully consider the following risk factors together with the others set forth in Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 and in the other information contained or incorporated by reference in this Prospectus, including our historical financial statements and the related notes thereto.  These risk factors, among others, could cause actual results to differ materially from those currently anticipated.  See “Where You Can Find More Information” and “Incorporation by Reference.”

There is no public trading market for our Common Stock.

No holder of our Common Stock (or Voting Trust Interests representing our Common Stock) may sell, transfer or otherwise dispose of shares (or the Voting Trust Interests) without first offering Graybar the option to purchase them at the price at which they were issued, $20.00 per share, with appropriate adjustment for current dividends.  In the past, Graybar has always exercised its option, and we expect to continue to do so.  However, were Graybar to elect not to exercise its option at some time in the future, there can be no assurance either that a public trading market would develop or as to the price at which shares would trade if a public trading market did develop.

The potential for appreciation of the value of an investment in our Common Stock is limited.

The repurchase price for our Common Stock (or Voting Trust Interest representing our Common Stock) under the Company’s option to purchase is the same as the offer price, $20.00 per share.  Accordingly, as long as Graybar exercises its option to purchase, appreciation in the value of an investment in our Common Stock is dependent solely on the Company’s ability and willingness to declare stock dividends.

Although stock dividends and stock splits have been effected from time to time, including a 20% stock dividend issued on February 2, 2009 to shareholders of record as of January 5, 2009, a 20% stock dividend issued on February 1, 2008 to shareholders of record as of January 3, 2008 and a 10% stock dividend issued on February 1, 2007 to shareholders of record as of January 3, 2007, the Board of Directors has no current plan to declare a stock dividend or stock split at this time, and there can be no assurance that additional stock dividends or stock splits will be effected.

The value of our Common Stock is dependent primarily upon the regular payment of cash dividends.

As a result of the limited appreciation potential, the value of our Common Stock is derived primarily from the payment of cash dividends.  Although cash dividends have been paid on the Common Stock each year since 1929, and at an annual rate of $2.00 per share since 1970 (10% of the price at which shares of Common Stock have been issued historically), there can be no assurance that the Company will continue to be able to pay cash dividends on our Common Stock.

The fact that, as of September 30, 2009, approximately 81% of the outstanding Common Stock is held in the Voting Trust and voted by the Voting Trustees, the existence of the Company’s repurchase option and the authority of the Board of Directors to issue Delegated Authority Preferred stock may deter an attempted change in control.

The Voting Trust and the repurchase option described above and the issuance of Delegated Authority Preferred, as described below, could have the effect of delaying or preventing a change in control of the Company or discouraging an attempt by a third party to acquire control of the Company by tender offer or other means.  As long as a substantial number of shares of Common Stock are subject to the Voting Trust Agreement or any successor voting trust agreement, it will not be possible for a third party to gain control of management without the approval of a majority of the then incumbent Voting Trustees.  Similarly, unless the Company waives its right to repurchase Common Stock and Voting Trust Interests, which would require approval of the then directors, consummation of a third-party tender offer or other acquisition transaction may not be possible.  The Board of Directors could also increase the number of votes required to approve a change in control of the Company by issuing Delegated Authority Preferred with voting rights.

THE 2009 OFFERING

The 2009 Offering is the third and final annual offering made under the Plan.  The Company is offering to sell to eligible, active, full-time employees and retirees up to 850,000 shares.

Employees entitled to subscribe

With certain exceptions described below, each person who on September 30, 2009 was an active, full-time employee of the Company or Commonwealth Controls Corporation and had been continuously employed by the Company or Commonwealth Controls Corporation since March 31, 2009, or who on March 31, 2009 was an active employee and thereafter retired on a pension (other than a deferred pension) prior to October 1, 2009, is entitled to subscribe for the number of shares of the Company’s Common Stock, par value $1.00 per share with a stated value of $20.00 per share, determined pursuant to Section 3 of the Plan, at the price of $20.00 per share, determined pursuant to Section 1.1 of the Plan.  Such persons are sometimes referred to as “eligible participants” and after completing a Subscription Agreement are referred to as “subscribers”; provided, however, that the term “eligible participants” will not include: (a) those who receive pensions (other than eligible persons who retired on or after March 31, 2009), or retainers, whether or not currently employed, (b) those who are employed solely on a contract basis or who by written agreement have released all stock subscription rights, or (c) those included in a collective bargaining unit represented by a labor organization where the agreement between the Company or Commonwealth Controls Corporation and the labor organization excludes such persons from subscribing for Common Stock of the Company.

Period for and method of making subscription

Any eligible participant desiring to subscribe for shares of Common Stock must either complete and sign a Subscription Agreement in the form approved for such purpose and file it on or before December 18, 2009 with the Secretary at the executive offices of the Company, P.O. Box 7231, St. Louis, Missouri 63177 or complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/gbe before 5:00 p.m., Central Standard Time on that date.  No subscription will be effective and binding unless and until accepted by the Company at its executive offices.  Subscriptions must be received prior to 5:00 p.m., Central Standard Time on December 18, 2009.

Determination of number of shares for which an eligible employee is entitled to subscribe

The maximum number of shares for which an eligible participant may subscribe will be determined as follows.

Under Section 3.1 of the Plan, the Subscription Right of each eligible participant, subject to increase as provided in Section 3.2 of the Plan and reduction as provided in Section 3.3 of the Plan, will be one (1) share for each $700.00 of his or her base salary rate at March 31, 2009.  Fractional shares resulting from this computation will be disregarded.

Under Section 3.2 of the Plan, the number of shares determined in accordance with Section 3.1 of the Plan for eligible participants who were, on March 31, 2009, in the salary classifications listed below, will be increased by the applicable multiplier as follows:

•                     Eligible Company participants in Executive classifications EX 1 through EX 5 -- 3.00 times;

•                     Eligible Company participants in Grades 17 through 20 and Band M1 -- 2.50 times;

•                     Eligible Company participants in Grades 15 and 16 and Band M2 -- 2.25 times;

•                     Eligible Company participants in Grades P and Q -- 1.90 times;

•                     Eligible Company participants in Grades N and O -- 1.85 times;

•                    Eligible Company participants in Grade 14 or below who are covered either by the Management Incentive Plan or the Sales Incentive Plan and Band M3 -- 1.75 times;

•                    Eligible Company participants in Grades J, K, L and M -- 1.50 times;

•                    All other eligible Company participants -- 1.25 times; and

•                    Eligible participants who are employees of Commonwealth Controls Corporation -- As determined by the Board of Directors for each eligible participant using the closest comparable salary classification then in effect at Commonwealth Controls Corporation.

Fractional shares resulting from the above computations will be disregarded.

Under Section 3.3 of the Plan, in the unlikely event the aggregate number of shares subscribed for by all eligible participants were to exceed 850,000, the number of shares that each eligible participant will be entitled to purchase will be reduced to a number determined by multiplying the number of shares such eligible participant has subscribed for (but in no event more than the number to which such participant is entitled to subscribe under Section 3 of the Plan) by a fraction, the numerator of which is 850,000, and the denominator of which is the aggregate number of shares subscribed for by all eligible participants. Fractional shares resulting from such computation will be disregarded.

Subscribers may elect to pay for shares subscribed for in one of the following two methods:

•                     All shares subscribed for by cash or check on or before January 15, 2010,

•                     All shares subscribed for through the installment method through payroll deductions (or if you are no longer on the Company’s payroll, through direct monthly payments) over an 11-month period.

Shares and Voting Trust Interests will be issued as of January 15, 2010, in the case of shares paid for on or before January 15, 2010, and on a quarterly basis as of the tenth day of March, June, September and December to the extent full payment has been made for shares being purchased under the installment method.

Subscriptions will be irrevocable unless your employment terminates for any cause other than retirement on a pension (other than a deferred pension), or you receive a “hardship” withdrawal from Account K under Graybar’s Profit Sharing and Savings Plan, in which case your subscription will be canceled as to shares not yet issued.  In that event, the refund of any balance due to you will be made in the following quarter.  If you have elected to pay for shares under the installment method, you may prepay the balance due on all or a portion of the shares being paid for under that method at any time.  Upon prepayment, the shares so purchased will be issued and such shares or any Voting Trust Interests representing them, will be recorded and the payroll deduction will no longer apply to them.

The Plan provides that no corporate action that will result in a distribution of stock or other assets to our shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken during the term of the Plan without our first giving notice of the proposed action to subscribers under the Plan who have not yet paid in full for the Common Stock for which they have subscribed.  Those subscribers will have a reasonable opportunity, not less than 20 days, to complete their payment on all shares subscribed for in order that they may obtain the benefits of the contemplated action.

Under the terms of the Plan and your subscription agreement, Common Stock that you purchase will be deposited in the Voting Trust and you will receive Voting Trust Interests in exchange unless you are a holder of record of Common Stock as of the date hereof and elected in 2007 not to participate in the Voting Trust Agreement with respect to your shares.  In that case, Common Stock that you purchase will be recorded in a book-entry system maintained by Graybar and will be uncertificated unless written request for a certificate is made (or has previously been made) to the Secretary of Graybar, in which case you will receive one or more certificates representing the number of shares of Common Stock that you purchase.  The Voting Trust Interests also will be uncertificated and evidenced by the book-entry system maintained by the Voting Trustees unless a subscriber requests (or has previously requested) that a voting trust certificate be issued in respect thereof by checking the appropriate box on the Subscription Agreement or sends (or has previously sent) a written request for a certificate to the Voting Trustees.  For information concerning the Voting Trustees and the Voting Trust Agreement, see “Information Concerning the Voting Trustees” and “Summary of Certain Provisions of the Voting Trust Agreement.”  A copy of the Voting Trust Agreement is being sent or being made available, together with this Prospectus, to each eligible employee who is not either a Participating Shareholder or a holder of record of Common Stock.

Limitation on Transferability

The Restated Certificate of Incorporation grants the Company the option to repurchase Common Stock held by you, including Common Stock purchased under the Plan, at $20.00 per share if you desire to sell, transfer or otherwise dispose of those shares, or if you die or if your employment terminates otherwise than by retirement on a pension (other than a deferred pension).  The Voting Trust Agreement imposes the same restrictions with regard to Voting Trust Interests.

The Company in the past always has exercised its repurchase option and expects to do so in the future.  As a result, no trading market exists for the Common Stock or the Voting Trust Interests.  However, the Company can make no assurance that it will continue to exercise its repurchase option in the future.  If we should decide not to exercise our option at some point in the future, no assurance can be given that a public trading market in the shares of Common Stock or Voting Trust Interests would develop or as to the price at which they would trade if a public market did develop.  In that case, it might be difficult for you to sell your Common Stock or Voting Trust Interests.  Shares deposited in the Voting Trust may not be withdrawn before its expiration in 2017 or its earlier termination.  See “Common Stock Purchase Plan,” “Description of Common Stock -- Repurchase Option” and “Summary of Certain Provisions of the Voting Trust Agreement -- Restrictions on Transfer, and Right of the Company to Repurchase Voting Trust Interests Under Certain Circumstances.”

Subscription Agreement

If you desire to purchase shares of Common Stock, you must either complete and submit a Subscription Agreement on-line in the manner set forth at http://www.planenrollments.com/gbe or complete and sign a Subscription Agreement and mail it to the Secretary at:

Graybar Electric Company, Inc.

P.O. Box 7231

St. Louis, Missouri 63177

Attention: Secretary

Subscriptions must be received prior to 5:00 p.m., Central Standard Time, on December 18, 2009.

PURPOSE OF ISSUE

The Common Stock Purchase Plan affords active, full-time employees and qualified retirees of the Company and Commonwealth Controls Corporation an opportunity to purchase Common Stock under the policy formulated in 1929 when the Company became an employee-owned company through acquisition by its then employees of all the Common Stock of the Company from Western Electric Company, Incorporated.

If fully subscribed, the net proceeds of this offering, after the deduction of estimated expenses, would be approximately $16,900,000.  We intend to add all of the net proceeds from this offering to our working capital, in part to replenish amounts that have been used to repurchase Common Stock pursuant to our repurchase option.  See “The Offering” and “Description of Common Stock -- Repurchase Option.”  From January 1, 2009 through September 30, 2009, the Company repurchased 457,941 shares (or Voting Trust Interests representing such shares) for an aggregate purchase price of $9,158,820.  Payments made for the Common Stock may also be applied to the repayment of short-term indebtedness incurred for working capital purposes and, to the extent not needed for that purpose, will be placed in our general funds or invested in short-term securities.  We currently expect to continue to exercise our option to repurchase outstanding shares of Common Stock and Voting Trust Interests and to use working capital to make these purchases.

To the extent shares offered under the Plan are not purchased, the number of shares sold and the proceeds received by us will be reduced.  To the extent subscribers elect to purchase shares under the installment method, receipt of the proceeds by us will be deferred.

DIVIDENDS

We have paid cash dividends on our Common Stock every year since 1929.  The following table sets forth the cash dividends per share of Common Stock declared during the periods indicated.

		Cash Dividends
2007	First Quarter.........................................................................	$0.30
	Second Quarter....................................................................	0.30
	Third Quarter.......................................................................	0.30
	Fourth Quarter.....................................................................	1.10

2008	First Quarter.........................................................................	$0.30
	Second Quarter....................................................................	0.30
	Third Quarter.......................................................................	0.30
	Fourth Quarter.....................................................................	1.10

2009	First Quarter.........................................................................	$0.30
	Second Quarter....................................................................	0.30
	Third Quarter.......................................................................	0.30

On December 11, 2008, a 20% stock dividend was declared to shareholders of record as of January 5, 2009.  Shares representing this dividend were issued on February 2, 2009.  On December 13, 2007, a 20% stock dividend was declared to shareholders of record as of January 3, 2008.  Shares representing this dividend were issued on February 1, 2008.  On December 14, 2006, a 10% stock dividend was declared to shareholders of record as of January 3, 2007.  Shares representing this dividend were issued on February 1, 2007.  The Board of Directors of the Company has no current plan to declare a stock dividend or stock split at this time and there can be no assurance that the Company will continue to be able to declare dividends on the Common Stock.

DETERMINATION OF OFFERING PRICE

Shares are being offered at $20.00 per share based on the Company’s historical practice is to set a price that is affordable.  The offering price, as set forth in Section 1.1 of the Plan, is not based on any formulation of market value.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 and as adjusted as of that date to reflect the sale of the 850,000 shares of Common Stock offered in the current offering under the Common Stock Purchase Plan and our receipt of the net proceeds, assuming that all shares offered will be purchased.  Based on historical practice, the Company believes that less than all shares will be purchased, in which event the net proceeds will be less.  Because we are unable to estimate the number of shares that will be purchased under the installment method, the “As Adjusted” column assumes that no shares will be purchased under the installment method.  It also assumes that all of the net proceeds will be applied initially to the repayment of short-term indebtedness.  However, based on historical practice, the Company believes that a significant number of shares may actually be purchased under the installment method, in which event the receipt of the proceeds will be deferred.  Eligible participants should read this table in conjunction with our consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Reports for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, each of which is incorporated herein by reference.

As of September 30, 2009,		As
	Actual	Adjusted
SHORT-TERM DEBT:	(Dollars in thousands)
Short-term borrowings (1)	$ 16,281	$ 0
Current portion of long-term debt	35,502	34,883
LONG-TERM DEBT:
7.49% senior note, unsecured, due in annual installments of $14,286 beginning in July 2005 through July 2011	$ 14,286	$ 14,286
Variable rate lease arrangement, secured by facilities, due July 2013	27,715	27,715
6.59% senior note, unsecured, due in semiannual installments of $3,750 beginning in October 2003 through April 2013	22,500	22,500
7.36% senior note, unsecured, due in semiannual installments of $3,095 beginning in May 2001 through November 2010 with final payment of $3,094 due in May 2011	6,189	6,189
6.65% senior note, unsecured, due in annual installments of $3,636 beginning in June 2003 through June 2013	10,909	10,909
5.79% note, secured by facility, due in monthly installments of $32 through October 2013, with final payment of $2,967 due in November 2013	3,806	3,806
6.48% capital lease, secured by equipment, due in monthly installments of $47 beginning in January 2007 through December 2011	679	679
4.38% capital lease, secured by equipment, due in monthly installments of $19 beginning in January 2009 through December 2011	277	277
CAPITAL STOCK:
Common Stock, $1 par value, $20 stated value – authorized 15,000,000 shares; outstanding 9,670,182 shares, actual; outstanding 10,520,182, as adjusted (2)	$ 193,404	$ 210,404
Advance payments on subscriptions to common stock	$ 728	$ 728

_______________________

(1)       The borrowings under short-term credit agreements consist of issuances of commercial paper under the trade receivables securitization program discussed below and borrowings under bank lines of credit.  We have a $200,000 Five-Year Credit Agreement with a group of banks at an interest rate based on the London Interbank Offered Rate (LIBOR) that currently expires in May 2012.  There were no borrowings outstanding under the Five-Year Credit Agreement at September 30, 2009.

            The Company also has a $215,000 trade receivable securitization program that was scheduled to expire in October 2009.  Prior to expiration, the Company amended the program agreement, effective October 9, 2009, to reduce the program to a $100,000 facility, that expires in October 2010. The trade receivable securitization program provides for the sale of certain of the Company’s trade receivables on a revolving basis to Graybar Commerce Corporation (GCC), a wholly-owned, bankruptcy-remote, special-purpose subsidiary.  GCC sells an undivided interest in the receivables to an unrelated multi-seller commercial paper conduit.  In the event that a dislocation in the market for the conduit’s receivables-backed commercial paper develops and the conduit is unable to purchase the undivided interest offered by GCC, the agent bank for the trade receivable securitization program is obligated to purchase the undivided interest in the trade receivables from GCC under the terms of the program.  The Company accounts for the securitization as an on-balance sheet financing arrangement because the Company has maintained effective control of the trade receivables through a call option that gives GCC the unilateral right to repurchase the undivided interests.  Accordingly, the trade receivables and related debt are included in the Company’s consolidated balance sheets.  GCC has granted a security interest in its trade receivables to the commercial paper conduit.  There were no borrowings outstanding under the securitization program at September 30, 2009.

(2)        Does not include 490,602 shares of Common Stock acquired and held in the Company’s treasury.  Approximately 81% of the shares of Common Stock outstanding are held subject to the Voting Trust Agreement.

DESCRIPTION OF COMMON STOCK

Graybar’s authorized capitalization consists of 10,000,000 shares of Delegated Authority Preferred Stock and 15,000,000 shares of Common Stock.  The stated value of the Common Stock is $20.00 per share.  As of September 30, 2009 there were 1,149 holders of Common Stock and 4,986 holders of Voting Trust Interests for Common Stock.  No preferred stock is outstanding.

Dividend Rights

Dividends may be paid upon the Common Stock at the discretion of the Board of Directors.  We have historically paid dividends on our Common Stock every year since 1929, as described in “Dividends” above.

Voting Rights

Except as otherwise required by law, holders of Common Stock have the exclusive right to vote in respect of the election of directors and for all other purposes requiring the approval or consent of shareholders.  As a general matter, the Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power is sufficient to assure the election of the persons nominated by the Board of Directors for election as directors and, except as provided otherwise in the Voting Trust Agreement, approval of any other matters brought before a meeting of shareholders.  As of September 30, 2009, approximately 81% of the issued and outstanding shares of Common Stock are held by the Voting Trustees under the Voting Trust Agreement.  The powers of the Voting Trustees to exercise the voting powers of the Common Stock are described under the heading “Summary of Certain Provisions of the Voting Trust Agreement.”

Liquidation Rights

In the event of a voluntary or involuntary dissolution, liquidation or winding-up of Graybar, after payment in full of the amounts required to be paid to any holders of preferred stock, the holders of Common Stock are entitled to share ratably in all remaining assets.

In such event, if any preferred stock is outstanding, the holders would be entitled to receive the par value of the shares plus an amount equal to any dividends accrued thereon to the extent earned but unpaid to the date of payment.

Miscellaneous

The Common Stock has no conversion, preemptive or subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.  The outstanding Common Stock is, and the shares to be sold under the Common Stock Purchase Plan will be, when issued in accordance with the Plan, validly issued, fully paid and non-assessable.  Under the New York Business Corporation Law, the ten largest holders of Common Stock are liable under specified conditions for debts, wages or salaries due and not paid by us to any laborers, servants or employees, other than contractors, for services performed by them for us.

Repurchase Option

The following is a brief summary of the provisions of our Restated Certificate of Incorporation that place restrictions and limitations on the holding and sale, transfer, pledge or other disposition of Common Stock.  These provisions also apply to Voting Trust Interests.  Each of the shares of Common Stock or Voting Trust Interests was acquired for $20.00 per share.

No holder of Common Stock may sell, transfer or otherwise dispose of any shares without first offering us the option to purchase those shares within 30 days after the offer for $20.00 per share, with appropriate adjustment for regular dividends, if any, declared and paid at the end of the quarter in which the offer is made.

We also have the option to purchase for $20.00 per share, adjusted for dividends, the Common Stock of any shareholder who ceases to be an employee for any reason other than death or retirement on a pension (except a deferred pension) at any time after termination of employment until 30 days after the holder makes an offer to sell the Common Stock to us.  In the event of the death of any shareholder, we have the option to purchase all or any part of his or her Common Stock from the shareholder’s estate for $20.00 per share, adjusted for dividends, at any time after the expiration of one year from the date of death until 30 days after the Common Stock has been offered to us.  If the shareholder’s estate offers to sell the shares to us within the one-year period, our option terminates 30 days from the offer.  In the past, we have always exercised these options and we expect to continue to do so.  However, we can make no assurance that we will continue to exercise our repurchase option in the future.

No shareholder may hypothecate or pledge Common Stock, except under an agreement of hypothecation or pledge containing provisions permitting us to exercise the repurchase options referred to above and to redeem the pledge of shares in the event of default upon payment of the lesser of the amount due on the pledge or the purchase price, with suitable provisions for redemption by the shareholder or payment of any balance to which the shareholder may be entitled.  No shareholder may transfer or place any shares of Common Stock, or Voting Trust Interests representing shares, into a trust, except that we will, under certain circumstances, permit a transfer or placement upon receipt of a written agreement from the trustee(s) and the shareholder in a form satisfactory to us providing that the shareholder retains the right to direct the action to be taken by the trustees on any matter submitted to a vote by holders of Common Stock or Voting Trust Interests and permitting us to exercise the options referred to above and to redeem the shares, or Voting Trust Interests representing shares, if any party other than the holder or the trustee will claim or establish ownership of or interest in the shares, or Voting Trust Interests representing shares, and requiring the trustee(s) to comply with all provisions of our Restated Certificate of Incorporation relating to the sale, transfer or other disposition of shares.

The repurchase option described above could have the effect of delaying or preventing a change of control.  See “Risk Factors” beginning on page 8.  In addition, any issuance of Delegated Authority Preferred Stock, with voting rights, may affect the outcome of any action requiring shareholder approval.  See “Description of Delegated Authority Preferred Stock,” below.

DESCRIPTION OF DELEGATED AUTHORITY PREFERRED STOCK

The Restated Certificate of Incorporation authorizes 10,000,000 shares of a class of “Delegated Authority” Preferred Stock (the “Delegated Authority Preferred”).  The term “Delegated Authority” refers to preferred stock, the creation and issuance of which has been authorized in advance by the shareholders and the terms, rights and limitations of which are determined by the Board of Directors of the Company upon issuance.

The Board of Directors is empowered to authorize and issue shares of Delegated Authority Preferred from time to time in one or more series.  Subject to the other provisions of the Company’s Restated Certificate of Incorporation and any limitation prescribed by law, the Board of Directors is expressly authorized, at its discretion, to adopt resolutions to issue shares of Delegated Authority Preferred, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the designations, relative rights, preferences and limitations thereof, including in each case voting rights, dividend rights (and whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights (including convertibility into Common Stock) and liquidation preferences of the shares constituting any series of the Delegated Authority Preferred, all without any further action or vote by the shareholders.  The Board of Directors will be required to make any determination to issue shares of Delegated Authority Preferred based on its judgment at the time as to the best interests of the Company and its shareholders.  The Executive Committee of the Board will have the authority to take any action the complete Board of Directors may take.

The Company currently has no arrangements, understandings, agreements or commitments with respect to the issuance of any shares of Delegated Authority Preferred, and the Company may never issue any Delegated Authority Preferred.

If the resolutions adopted by the Board of Directors at the time of issuance so provide, the holders of Delegated Authority Preferred may have voting rights and shares of Delegated Authority Preferred may not be subject to the provisions of the Restated Certificate of Incorporation providing that holders of Common Stock may not sell, transfer or otherwise dispose of shares without offering the Company the option to purchase them.

The Delegated Authority Preferred is intended to provide the Company with increased flexibility in meeting future financial and operating requirements because it will be available for issuance from time to time for any proper corporate purpose with such features as determined by the Board of Directors or the Executive Committee of the Board at that time.  Such purposes would include, if market conditions warrant, issuance of Delegated Authority Preferred for cash to obtain equity capital for use by the Company.

It should be noted that any issuance of Delegated Authority Preferred with voting rights might, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company.  Also, shares of voting or convertible preferred stock, or rights to purchase such shares, could be issued to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise.  The ability of the Board of Directors to issue such additional shares of Delegated Authority Preferred, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  However, the creation of the Delegated Authority Preferred was not intended to be an anti-takeover measure and the Company is not aware of any third party plans to attempt to gain control of the Company.

The actual effect of the issuance of shares of Delegated Authority Preferred upon the rights of holders of the Common Stock cannot be determined until the Board of Directors or the Executive Committee of the Board establishes the specific rights of the holders of such Delegated Authority Preferred.  However, the effects might include, among other things, restricting priority of dividends on the Common Stock, diluting the voting power of the Common Stock, reducing the book value of the Common Stock, or impairing the liquidation rights of the Common Stock.  Holders of Common Stock will not have preemptive rights with respect to any issuance of the Delegated Authority Preferred.

INFORMATION CONCERNING THE VOTING TRUSTEES

As of September 30, 2009, approximately 81% of the issued and outstanding shares of Common Stock are held of record in the names of D. E. DeSousa, L. R. Giglio, T. S. Gurganous, R. D. Offenbacher and R. A. Reynolds, Jr., as Voting Trustees under the Voting Trust Agreement.  As a result, the Voting Trustees share approximately 81% of the voting power with respect to election of directors and certain other matters requiring shareholder approval or consent.  Shares of Common Stock held of record by the Voting Trustees are held for the benefit of holders of Voting Trust Interests issued by the Voting Trustees.

The Voting Trust Agreement will terminate on March 15, 2017 unless sooner terminated as provided therein.

The names, positions with the Company and business addresses of the Voting Trustees are as follows:

Name and Position

Business Address

R. A. Reynolds, Jr., Director and Chairman of the Board, President and Chief Executive Officer...........................................	34 North Meramec Avenue St. Louis, MO 63105
D. E. DeSousa, Director and Senior Vice President- U.S. Business...................................................................................	34 North Meramec Avenue St. Louis, MO 63105
L. R. Giglio, Director and Senior Vice President-Operations.........	34 North Meramec Avenue St. Louis, MO 63105
T. S. Gurganous, Director and District Vice President...................	34 North Meramec Avenue St. Louis, MO 63105
R. D. Offenbacher, Director and Senior Vice President- Sales and Marketing, Electrical.........................................................	34 North Meramec Avenue St. Louis, MO 63105

The sole occupation of each Voting Trustee is his employment with the Company.  All communications to the Voting Trustees should be addressed to the Voting Trustees, c/o Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177.

As of September 30, 2009, each of the Voting Trustees owned Voting Trust Interests of record and beneficially as follows:

Name

	Amount Owned (a)	Percent of Class Owned (b)

R. A. Reynolds, Jr.................................................................	30,060	0.311%
D. E. DeSousa.......................................................................	9,533	0.099%
L. R. Giglio............................................................................	13,501	0.140%
T. S. Gurganous.....................................................................	14,436	0.149%
R. D. Offenbacher.................................................................	17,722	0.183%

________________

(a)        The number of shares of Common Stock to which the Voting Trust Interests relate.

(b)        No person owns of record and beneficially shares of Common Stock or Voting Trust Interests constituting more than 1% of the outstanding Common Stock.

As of September 30, 2009, all officers and directors as a group owned beneficially, directly and indirectly, Voting Trust Interests representing 168,519 shares of Common Stock (representing approximately 1.743% of the outstanding shares).

We anticipate that each of the Voting Trustees will acquire a beneficial interest in all or a part of the Common Stock that he will be entitled to purchase under the Plan.  The approximate number of shares that each of the Voting Trustees will be entitled to purchase is as follows:

Name	Number of Shares

R. A. Reynolds, Jr.....................................................................................	2,820
D. E. DeSousa...........................................................................................	1,227
L. R. Giglio................................................................................................	1,146
T. S. Gurganous.........................................................................................	918
R. D. Offenbacher.....................................................................................	1,179

SUMMARY OF CERTAIN PROVISIONS OF THE VOTING TRUST AGREEMENT

The statements under this heading relating to the Voting Trust Agreement are summaries and may not contain all the information that may be important to you and are qualified in their entirety by reference to the Voting Trust Agreement, which is incorporated herein by reference.  We urge you to read the Voting Trust Agreement in its entirety because it, and not this description, will define your rights as a holder of the Voting Trust Interests thereunder.  Copies of the Voting Trust Agreement are on file at our principal executive office and with the SEC in Washington, D.C.  See “Where You Can Find More Information.”  All section references are to the 2007 Voting Trust Agreement.

General.  The Voting Trust Agreement provides for the deposit into the Voting Trust of Common Stock or, if applicable, any voting stock of the Company or a successor corporation issued in respect of the Common Stock in connection with a recapitalization or reclassification of the Common Stock or the merger or consolidation of the Company into another corporation.  Common Stock deposited in the Voting Trust will be registered in the name of the Voting Trustees in their capacities as voting trustees.  Voting Trust Interests issued by the Voting Trustees will be uncertificated and evidenced by the book-entry system maintained by the Voting Trustees, unless written notice is sent to the Voting Trustees requesting that the Voting Trustees issue one or more voting trust certificates representing the Voting Trust Interests registered in the name of such Participating Shareholder.  You may elect to deposit shares of Common Stock into the Voting Trust at any time prior to its expiration or termination.  Common Stock deposited in the Voting Trust may not be withdrawn by the beneficial owner before the expiration or earlier termination of the Voting Trust Agreement.  The Voting Trustees do not have any power to sell, transfer or dispose of shares deposited with them other than to return them to Participating Shareholders in accordance with the Voting Trust Agreement.

A voting trust was originally established in 1928 as a security device in connection with the purchase of the wholesale distribution business of Western Electric Company, Incorporated.  The voting trust arrangement has been continued since its inception by the adoption every ten years, as permitted by applicable law, of successive voting trust agreements by substantially all of the Company’s shareholders.  In connection with the adoption of each new voting trust agreement, management has recommended to shareholders that the voting trust arrangement be continued because it believed that the operation of the business had been successfully conducted under this arrangement and that it was in the best interests of the Company and its shareholders.

The Voting Trust Agreement will expire March 15, 2017 unless extended or sooner terminated.  The Voting Trust Agreement may be terminated at any time by a majority of the Voting Trustees or by the holders of Voting Trust Interests representing at least 75% of the Common Stock deposited.  At any time within six months before the expiration of the Voting Trust Agreement, holders of Voting Trust Interests may, by agreement in writing with the Voting Trustees and the Company, extend the duration of the Voting Trust Agreement for an additional period not exceeding ten years.  Any extension will be binding only upon holders of Voting Trust Interests who give their consent.  (Section 6.03)

The Voting Trust Agreement may be amended or modified at any time by a majority of the Voting Trustees, the Company and the holders of Voting Trust Interests representing at least 75% of the number of shares of Common Stock deposited under the Voting Trust Agreement.  Any amendment or modification could affect the rights of the then existing holders of Voting Trust Interests.  (Section 6.02)

The Voting Trust Agreement is governed by the laws of New York.  New York law requires that the Voting Trustees keep available for inspection by the holders of Voting Trust Interests correct and complete books and records of account relating to the 2007 Voting Trust and a record of the names and addresses of the holders of Voting Trust Interests and the number of shares of Graybar Common Stock represented thereby and the dates that they acquired such shares.  These books and records and a copy of the 2007 Voting Trust Agreement are available for inspection by any holder of Voting Trust Interests or shares of Graybar Common Stock at the principal executive offices of the Company located at 34 North Meramec Avenue, St. Louis, Missouri 63105.  Holders of Voting Trust Interests have the same rights to inspect Graybar’s books and records under New York law as holders of Common Stock.  (Section 6.07)

Voting Trustees.  Voting Trustees must be active, full-time employees of the Company.  Any Voting Trustee who for any cause, including retirement on a pension, ceases to be an active, full-time employee of the Company automatically ceases to be a Voting Trustee.  Voting Trustees may at any time resign and may be removed by holders of Voting Trust Interests representing at least 66 2/3% of the number of shares of Common Stock deposited under the Voting Trust Agreement.  (Section 5.01)

Vacancies in the office of Voting Trustee will be filled by a majority of the remaining Voting Trustees, unless there are less than three Voting Trustees in office, in which event the vacancies will be filled by the Company’s directors.  No Voting Trustee who has been previously removed from office may be redesignated or elected a Voting Trustee without the approval of holders of Voting Trust Interests representing at least 66 2/3% of the Common Stock deposited under the Voting Trust Agreement.  (Section 5.01)

The Voting Trust Agreement provides that the Voting Trustees will exercise their best judgment in securing the election of suitable directors and in voting on or consenting to other matters.  Voting Trustees may be, and may vote for themselves as, Company directors.  No person is disqualified from acting as a Voting Trustee by reason of any personal interest in the Company and a Voting Trustee may deal with the Company as fully as if he were not a Voting Trustee.  The Voting Trustees may execute any of the trusts or powers or perform any of the duties under the Voting Trust Agreement either directly or by or through agents or attorneys appointed by them.  Any action required or permitted to be taken by the Voting Trustees may be taken by vote or written consent of a majority of the Voting Trustees.  (Sections 5.02 and 5.03)

Voting Trustees and their agents and attorneys are not liable to holders of Voting Trust Interests or the Company except for their individual willful misconduct.  The Company has agreed to indemnify the Voting Trustees and their agents or attorneys for, and to hold them harmless against, any tax, loss, liability or expense incurred for any reason, except their own individual willful misconduct, arising out of or in connection with the acceptance or administration of the Voting Trust and the performance of their duties and obligations and the exercise of their rights and powers under the Voting Trust.  The Voting Trustees have been informed that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy and is unenforceable.  Graybar has also agreed to pay reasonable expenses incurred by the Voting Trustees in connection with the performance of their duties and obligations under the Voting Trust Agreement.

In consideration of the agreement of the Voting Trustees to serve in that capacity for the benefit of the holders of Voting Trust Interests, the Voting Trust Agreement provides that, in the event the Company fails or is unable to provide indemnification or pay expenses, the holders of Voting Trust Interests will do so.  In that event, the responsibility for indemnification will be allocated among them ratably in proportion to the Common Stock represented by their Voting Trust Interests.  The obligations of the Company and the holders of Voting Trust Interests are payable from any funds or other assets held by the Voting Trustees for their respective accounts.  (Sections 5.03 and 5.04)

No bond is required to be posted by the Voting Trustees with respect to their performance under the Voting Trust Agreement.

Voting.  The Voting Trustees are entitled in their discretion and using their best judgment to vote on or consent to the election of directors and, except as described below, the ratification, approval or disapproval of any other action or proposed action requiring a shareholder vote.  The Voting Trustees, each of whom is currently a Company director, are specifically authorized to vote for themselves as directors under the terms of the Voting Trust Agreement.  The Voting Trustees may not, without the consent of the holders of Voting Trust Interests representing at least 75% of the Common Stock then deposited under the Voting Trust Agreement, vote on or consent to the merger or consolidation of the Company into another corporation, the sale of all or substantially all of the Company’s assets or the Company’s liquidation and dissolution.  (Sections 4.02 and 5.02)

Dividends.  All dividends payable with respect to Common Stock deposited under the Voting Trust Agreement are payable to the Voting Trustees as the owners of record of these shares.  The Voting Trustees will retain, under the terms of the Voting Trust Agreement, all shares of Common Stock received as a stock dividend.  The Voting Trustees will make the appropriate book-entry in the case of uncertificated Voting Trust Interests and, upon request, deliver voting trust certificates representing Voting Trust Interests in the shares received as a dividend in a Participating Shareholder’s account.  The Voting Trustees will pay or cause to be paid to the holders of Voting Trust Interests an amount equal to any cash dividends received and any distribution made to holders of Common Stock other than in cash or Common Stock or as a result of recapitalization or reclassification of the Common Stock or a reorganization of the Company.  (Section 4.03)

Subscription Offers and Employee Plans.  Common Stock subscribed for on behalf of, or acquired by, a holder of a Voting Trust Interest pursuant to a subscription offer or employee plan or otherwise must be deposited with the Voting Trustees and will be held by them under the terms of the Voting Trust Agreement.  The Voting Trustees will make the appropriate book-entry in the case of uncertificated Voting Trust Interests and, upon request, deliver additional voting trust certificates representing Voting Trust Interests to the holders of Voting Trust Interests on whose behalf Common Stock was so deposited.  (Sections 4.04 and 4.05)

Recapitalization or Reclassification of Common Stock.  In the event of a recapitalization or reclassification of the Common Stock, the Voting Trustees will hold, under the terms of the Voting Trust Agreement, shares of voting stock issued in respect of Common Stock deposited under the Voting Trust Agreement.  In this case, the appropriate book entries will be made in the case of uncertificated Voting Trust Interests and the existing voting trust certificates may remain outstanding and continue to represent the Voting Trust Interests or the Voting Trustees may substitute new voting trust certificates in appropriate form.  (Section 4.06)

Reorganization of the Company.  Depending on the terms of any agreement under which the Company may be merged or consolidated into another corporation, the Voting Trustees either will hold, under the terms of the Voting Trust Agreement, any shares of voting stock of the successor corporation issued in respect of the Common Stock deposited under the Voting Trust Agreement (in which case the appropriate book entries will be made in the case of uncertificated Voting Trust Interests and the existing voting trust certificates may remain outstanding and continue to represent the Voting Trust Interests or the Voting Trustees may substitute new voting trust certificates in appropriate form), or will distribute those shares to the holders of Voting Trust Interests based on the Common Stock represented by their Voting Trust Interests.  In any event, any other consideration received as a result of a reorganization will be distributed ratably to the holders of Voting Trust Interests.  (Section 4.08)

Dissolution of the Company.  In the event of the dissolution and liquidation of the Company, the Voting Trustees will distribute any money, securities, rights or property received by them as the record owners of Common Stock ratably to the holders of Voting Trust Interests.  (Section 4.07)

Restrictions on Transfer, and Right of the Company to Repurchase Voting Trust Interests Under Certain Circumstances.  The Voting Trust Agreement provides that Voting Trust Interests issued under the Voting Trust Agreement are held by each holder under the same terms and conditions upon which Common Stock is held under the provisions of the Company’s Restated Certificate of Incorporation.  It further provides that the Voting Trustees do not need to recognize any claim of a holder of a Voting Trust Interest who has obtained such interest in contravention of any of the provisions of the Company’s Restated Certificate of Incorporation in effect at the time.  See “Description of Common Stock -- Repurchase Option.”  (Sections 3.01 and 4.09)

LEGAL MATTERS

Matters of New York law relating to the validity of the Common Stock and the Voting Trust Interests have been passed upon by Bryan Cave LLP, counsel for the Company and the Voting Trustees.

EXPERTS

The consolidated financial statements of Graybar Electric Company, Inc. included in Graybar Electric Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Graybar and the Voting Trustees file reports, information statements and other information with the SEC.  You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549-0213.  Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room.  The SEC also maintains a website that contains reports, information statements and other information about issuers, including Graybar and the Voting Trust, who file electronically with the SEC.  The address of that site is http//:www.sec.gov.  Reports and other information filed by Graybar and the Voting Trustees may also be accessed at our website, http://www.graybar.com, under the SEC Filings section of the “About Us” page.  Except as expressly provided herein, information on our website is not part of this Prospectus.  Requests for hard copies of the reports and other information filed by Graybar and the Voting Trustees should be directed to Matthew W. Geekie, Esq., Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com.  Graybar intends to furnish copies of its Annual Report to Shareholders to holders of Voting Trust Interests as well as to shareholders of record.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Prospectus.  This means that we can disclose important information to you by referring you to another document that we previously filed with the SEC.  The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded or updated by information that is included directly in this Prospectus.

This Prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC.  They contain important information about the Company and its financial condition.

SEC Filing	Filing Date	Period
Annual Report on Form 10-K	Filed March 10, 2009	Year Ended December 31, 2008
Quarterly Report on Form 10-Q	Filed May 8, 2009	Quarter Ended March 31, 2009
Quarterly Report on Form 10-Q	Filed August 10, 2009	Quarter Ended June 30, 2009
Quarterly Report on Form 10-Q	Filed November 9, 2009	Quarter Ended September 30, 2009
Form 8-K	Filed September 8, 2009
Form 8-K	Filed October 6, 2009
Form 8-K	Filed October 15, 2009
Information Statement	Filed April 30, 2009

The Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC by the Voting Trustees on March 26, 2009 is also incorporated by reference.

You may obtain any of the documents incorporated by reference in this Prospectus through the Company or from the SEC through the SEC’s website at the address provided above.  Documents incorporated by reference are available on Graybar’s website at http://www.graybar.com/ or in hard copy, upon written or oral request, from the Company, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.  Certain states require that the offering be made through a dealer registered in that state.  The offering will be made to residents of those states through Huntleigh Securities Corporation.  Huntleigh Securities Corporation provides financial advice to Graybar on a retainer basis and will not be receiving any selling commissions in connection with the offering.  If you were directed to this Prospectus, or if this Prospectus was provided to you by, Huntleigh Securities Corporation, you should contact the designated representative of Huntleigh Securities Corporation named in the letter that directed you to or accompanied this Prospectus if you have questions.  Requests for hard copies should be directed to Matthew W. Geekie, Esq., Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., P.O. Box 7231, St. Louis, Missouri 63177, telephone number (314) 573-9200 and e-mail address matthew.geekie@graybar.com.

EXHIBIT A

THREE-YEAR COMMON STOCK PURCHASE PLAN

DATED AS OF JUNE 14, 2007

RELATING TO UP TO 2,000,000 SHARES OF COMMON STOCK OF

GRAYBAR ELECTRIC COMPANY, INC.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

1.         General; Employees entitled to subscribe.

1.1.            This Plan provides for offerings in each of the years 2007, 2008 and 2009 (each, an “Applicable Year”) to eligible employees, including officers, of Graybar Electric Company, Inc. (the “Company”), and its wholly owned subsidiary, Commonwealth Controls Corporation, and retirees who were active, full-time employees of the Company or Commonwealth Controls Corporation on March 31 of the Applicable Year, of the right to subscribe for shares of the Company’s common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), at a price of $20.00 per share.  The aggregate number of shares of Common Stock to be offered in each year and the terms of such offering shall be determined by the Board of Directors.  The maximum number of shares of Common Stock that may be issued pursuant to this Plan is 2,000,000.  This Plan shall remain in effect until January 31, 2010 unless terminated prior thereto by the Board of Directors of the Company, and thereafter insofar as the provisions relate to shares of Common Stock subscribed for under the Payroll Deduction Method as described in Section 4.2.

1.2.            Each person who on September 30 of the year in which an offering is conducted (the “Applicable Year”) is (a) an active, full-time employee of the Company or Commonwealth Controls Corporation continuously employed by the Company or Commonwealth Controls Corporation since March 31 of the Applicable Year or (b) a person who on March 31 of the Applicable Year is an active, full-time employee of the Company or Commonwealth Controls Corporation and who retires on a pension (except a deferred pension) after March 31 and prior to October 1 of the Applicable Year (a “Qualified Retiree”) will be entitled to subscribe at the price of $20.00 per share for the number of shares of the Company’s Common Stock determined pursuant to Section 3.  Such persons are sometimes referred to as “eligible participants” or “Qualified Retirees” and after executing a Subscription Agreement are referred to as “subscribers”; provided, however, that the term “eligible participants” shall not be deemed to include in any Applicable Year: any person (a) who receives a pension (unless he or she is an active, full-time employee on March 31 of an Applicable Year and retired on a pension (except a deferred pension) after said March 31 and prior to October 1 of the Applicable Year), (b) who is employed solely on a contract basis or who by written agreement has released all stock subscription rights, or (c) who is included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization excludes such person from subscribing for Common Stock of the Company.

2.         Period for and method of making subscription.

            Any eligible participant desiring to subscribe for shares of Common Stock offered for sale under this Plan shall either sign a Subscription Agreement substantially in the form set forth herein, or otherwise approved by the Board of Directors for such purpose for an offering to be made in an Applicable Year, and file it, on or before the date specified for each Applicable Year, with the Secretary at the executive offices of the Company, 34 North Meramec Avenue, Clayton, Missouri 63105 or complete and submit an on-line subscription in the manner set forth at http://www.planenrollments.com/gbe.  No subscription shall be effective and binding unless and until accepted by the Company at its executive offices.  No subscription will be accepted after the close of business on the date specified in the applicable Subscription Agreement.

3.         Determination of number of shares for which an eligible participant is entitled to subscribe.

            The maximum number of shares for which an eligible participant may subscribe shall be determined as hereinafter provided:

            3.1.      The Subscription Right of each eligible participant, subject to increase as provided in Section 3.2 and reduction as provided in Section 3.3, shall be determined by dividing the annual salary rate of each eligible participant in effect on March 31 of the Applicable Year by a dollar amount determined by the Board of Directors for each Applicable Year (or such other dollar amount or other ratio as may hereafter be established with respect to an offering of shares for an Applicable Year by the Board of Directors).  Fractional shares resulting from this computation shall be disregarded.

            3.2.      The number of shares determined in accordance with Section 3.1 shall, in the case of eligible participants who on March 31 of the Applicable Year were in the salary classifications listed below, be multiplied as follows (or using such other multiple as hereafter may be established with respect to an offering of shares for an Applicable Year by the Board of Directors):

3.2.1.      Eligible Company participants in Executive classifications EX 1 through EX 5 ‑‑ 3.00 times;

3.2.2.      Eligible Company participants in Grades 17 through 20 and Band M1 ‑‑ 2.50 times;

3.2.3.      Eligible Company participants in Grades 15 and 16 and Band M2 ‑‑ 2.25 times;

3.2.4.      Eligible Company participants in Grades P and Q ‑‑ 1.90 times;

3.2.5.      Eligible Company participants in Grades N and O ‑‑ 1.85 times;

3.2.6.      Eligible Company participants in Grade 14 or below who are covered either by the Management Incentive Plan or the Sales Incentive Plan and Band M3 ‑‑ 1.75 times;

3.2.7.      Eligible Company participants in Grades J, K, L and M ‑‑ 1.50 times;

3.2.8.      All other eligible Company participants ‑‑ 1.25 times; and

3.2.9.      Eligible participants who are employees of Commonwealth Controls Corporation ‑‑ As determined by the Board of Directors for each participant using the closest comparable salary classification then in effect at Commonwealth Controls Corporation.

Fractional shares resulting from the above computations shall be disregarded.

            3.3.      In the unlikely event the aggregate number of shares subscribed for by all eligible participants in an offering for an Applicable Year were to exceed the number of shares that the Board of Directors determines shall be offered in such Applicable Year, the number of shares that each eligible participant would be entitled to purchase shall be reduced to a number determined by multiplying the number of shares for which such eligible participant has subscribed (but in no event more than the number to which such employee is entitled to subscribe under this Section) by a fraction, the numerator of which is the number of shares being offered and the denominator of which is the aggregate number of shares subscribed for by all eligible participants. Fractional shares resulting from such computation shall be disregarded.

4.         Payments for issuance of stock.

            Payments for shares subscribed for may be made pursuant to either of the following methods (or such other method as hereafter may be established by the Board of Directors with respect to any offering):

            4.1.      Full Payment:  Payment in full for the shares subscribed for on or before the date in January of the year following the Applicable Year set by the Board of Directors, in which case the shares paid for will be issued as of that date.

            4.2.      Payroll Deduction:  Payments in equal installments made at each of the regular pay periods commencing with the second pay period in January of the year following the Applicable Year and ending with the last pay period in November of that year.  The Company shall issue shares no later than the tenth day of March, June, September and December of the year following the Applicable Year to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of full shares of Common Stock as have been fully paid for prior to such issue date.

4.2.1.   Payments shall be made, in the case of a subscriber on the Company’s or Commonwealth Controls Corporation’s payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber who is no longer on the Company’s or Commonwealth Controls Corporation’s payroll but whose subscription has not been cancelled in accordance with Section 5.4, through monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month.  Except as provided in Section 5.4, subscriptions made under the Payroll Deduction Method and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company or Commonwealth Controls Corporation to make payroll deductions) shall be irrevocable.

4.2.2.   No interest shall be paid on amounts deducted from a participant’s salary or paid directly to the Treasurer.

4.2.3.   A subscriber, at his or her option exercised at any time, may pay the balance due on all or any portion of the number of shares subscribed for, and upon such payment, shares will be issued for which payment is so made.

5.         Conditions of subscription.

            Each subscription for shares of Common Stock hereunder is expressly subject to, among other things, the following terms, and every subscriber shall agree to all of them by executing a Subscription Agreement:

            5.1.      Right to receive stock not transferable.

            No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his or her right to purchase Common Stock under the Plan, including the right to receive Voting Trust Interests or shares of Common Stock.  A violation of this provision shall constitute a withdrawal by the subscriber from his or her Subscription Agreement, in which event the only right of the subscriber or his or her assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement.  Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

            5.2.      Issuance of stock certificates and Voting Trust Interests.

            Shares or Voting Trust Interests representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the “Voting Trust Agreement”) dated as of March 16, 2007, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the “Voting Trustees”) in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will record ownership of Voting Trust Interests for such subscribers representing the number of shares subscribed for and purchased by them and deposited in the Voting Trust.  Shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement (“Non- Participating Shareholders”) shall be recorded in a book-entry system maintained by the corporation and shall be uncertificated unless written request is made to the Secretary of the corporation, in which case, certificates shall be issued and delivered directly to such subscribers.

            5.3.      Subscribers bound by provisions in Restated Certificate of Incorporation, as amended.

            All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to repurchase outstanding shares of Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his or her shares, or in the event of his or her death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his or her employment other than by retirement on a pension. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.3 or for purposes of the Restated Certificate of Incorporation.  The Voting Trust Interests issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Interest is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held.  Each subscriber, by executing a Subscription Agreement, specifically agrees to be bound by all provisions of this Section 5.3 and agrees that all Common Stock or Voting Trust Interests owned by such subscriber shall be subject to such provisions.

            5.4.      Cancellation of subscription on termination of employment.

            In the event of the death of a subscriber or the termination of his or her employment other than by retirement on a pension (except a deferred pension) or the subscriber receives a “hardship” withdrawal from Account K under the Company’s Profit Sharing and Savings Plan before any or all of the shares of Common Stock subscribed for are issued, his or her subscription shall be cancelled as to shares not then issued, and the subscriber or the subscriber’s estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for unissued shares under this Plan, without interest.  Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his or her Subscription Agreement.  Refund of any balance due employees who terminate service or make a hardship withdrawal shall be made in the quarter following termination.  Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.4.

            5.5.      Interpretation and implementation; amendment.

            The determination of the Board of Directors of the Company upon any question concerning the application or interpretation of any of the provisions of this Plan or, of the Subscription Agreement or any offering conducted under this Plan shall be final, and no director shall incur any liability or obligation by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except any attributable to that director’s own willful misconduct.  This Plan may be amended, in whole or in part, by the Board of Directors, provided, however that, any amendment to Section 1 or Section 6 shall require the consent of the Shareholders of the Company.  The Executive Committee of the Board of Directors shall have the power to exercise all authority granted to the Board of Directors by the Plan and to take any action the Board of Directors may take under or with respect to the Plan.

6.         Certain corporate action not to be taken without notice.

            The Company will not take any action that would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who elected the Payroll Deduction Method and have not then paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 20 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.         Right of the Company to issue and sell additional shares of Common Stock.

            Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the repurchase option described in Section 5.3 or otherwise.

            Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

SUBSCRIPTION AGREEMENT

            1.     I hereby subscribe to purchase ______ shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the “Common Stock”), of Graybar Electric Company, Inc., a New York corporation (the “Company”), under and pursuant to the terms and conditions stated below and of the Three-Year Common Stock Purchase Plan dated as of June 14, 2007 of the Company (the “Plan”).  I agree to pay $20.00 for each such share using only one of the following options:

Number of Shares
Full Payment:

Payment in full on or before January ___, 200___.  In the event that I do not make payment in full by the date indicated above, I hereby authorize the Company to convert my subscription to the Payroll Deduction option described below.

Payroll Deduction:

Payment in __________ (__) equal installments payable by payroll deduction at each regular payroll date commencing in January ________.  Upon acceptance of this subscription, (i) I direct that, during such time as I shall be on the Company’s or Commonwealth Controls Corporation’s payroll, I hereby authorize periodic payroll deductions to be made from my salary in accordance with this Agreement and the Plan and applied to the purchase price of the shares subscribed for until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan; and (ii) I promise that during such time as I shall no longer be on the Company’s or Commonwealth Controls Corporation’s payroll I will make monthly payments directly to the Treasurer of the Company in accordance with the Plan, to be applied to the purchase price of the shares subscribed for by me, until such shares are fully paid for or until my subscription is cancelled in accordance with Section 5.4 of the Plan.

            2.     I understand that the number of shares I hereby subscribe for may be reduced as provided in Section 3.3 of the Plan.

            3.     If I am a party to the Voting Trust Agreement dated as of March 16, 2007 (the “Voting Trust Agreement”) relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to Section 4 of this Subscription Agreement, I agree and direct that the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Interests in my name for the shares so deposited.

            4.     This Section 4 does not apply to subscribers who prior to signing this Agreement are already parties to the Voting Trust Agreement or to subscribers who prior to signing this Agreement are already shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

(a)        I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

(b)         I hereby authorize M. J. Beagen or K. M. Higgins as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

(c)            I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company or Commonwealth Controls Corporation and is therefore irrevocable.

            5.     I have read the Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation all the terms set forth in Section 5 of the Plan.

            6.     I request and direct that any Voting Trust Interests or Common Stock issued in my name pursuant to this subscription be registered in the same name as Voting Trust Interests or Common Stock previously issued to me or, if I am not currently an owner of Voting Trust Interests or Common Stock, in my name as shown on the payroll records of the Company or Commonwealth Controls Corporation.

            7.  Voting Trust Interests or Common Stock purchased under this Subscription Agreement will be uncertificated and evidenced by a book-entry system maintained by the Voting Trustees or the Company, respectively, unless I request (or have previously requested) that certificates be issued by checking the box below or otherwise requesting them in writing.

                                                                                                Signature of Subscriber

                                                                        Dated:                                              200

⁪  I request that certificates be issued in respect of the Common Stock or Voting Trust Interests or purchased under this Subscription Agreement.  If I make this election, it will apply to all shares that I currently own as well as any shares that may be issued to me in the future unless and until I elect otherwise.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee.................................	$949
Printing fees and communication expenses..................................................	16,000	*
Legal fees and expenses...............................................................................	20,000	*
Blue Sky fees and expenses..........................................................................	25,000	*
Accounting fees and expenses......................................................................	25,000	*
Miscellaneous................................................................................................	13,051	*
	$100,000

_________________

* Estimated.

Item 14.          Indemnification of Directors and Officers.

Sections 721 through 726 of the New York Business Corporation Law provide as follows:

§ 721.      NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.  Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

§ 722.      AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)        A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b)        The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c)        A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d)       For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

§ 723.      PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.

(a)        A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b)        Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

(1)        By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2)        If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

(A)       By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B)       By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c)        Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

§ 724.      INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.

(a)        Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.  Application therefor may be made, in every case, either:

(1)        In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

(2)        To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b)        The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made.  Such application shall be upon notice to the corporation.  The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(c)        Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys’ fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

§ 725.      OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)        All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b)        No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

(1)        That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

(2)        That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(3)        If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c)        If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d)       If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e)        Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f)        The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

§ 726       INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)        Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

(1)        To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

(2)        To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

(3)        To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

(b)        No insurance under paragraph (a) may provide for any payment other than cost of defense, to or on behalf of any director or officer:

(1)        if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(2)        in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c)        Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto.  Retrospective rated contracts are prohibited.

(d)       The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e)        This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

Article VIII of the Company’s By-Laws provides:

To the full extent authorized by law, the corporation shall and hereby does indemnify any person who shall at any time be made, or threatened to be made, a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or his intestate is or was a director or officer of the corporation or served another corporation in any capacity at the request of the corporation.

Section 5.03(c) of the Voting Trust Agreement provides:

The Corporation covenants and agrees, and in the event the Corporation shall not do so for any reason whatsoever the Participating Shareholders in consideration of the Voting Trustees having agreed to serve in that capacity for the benefit of the Participating Shareholders covenant and agree ratably in accordance with the number of shares of Common Stock represented by their respective Voting Trust Interests, to indemnify each Voting Trustee and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) for, and to hold such Voting Trustee harmless against, any tax, loss, liability or expense incurred for any reason other than his or her own individual willful misconduct, arising out of or in connection with the acceptance or administration of the 2007 Voting Trust, and the performance of his or her duties and obligations hereunder and the exercise of his rights and powers hereunder, including the costs and expenses of defending against any claim of liability.  The obligations under this Section 5.03(c) of the Corporation and the Participating Shareholders to indemnify the Voting Trustees and each agent or attorney of the Voting Trustees (including, without limitation, Agents, transfer agents and registrars) shall be payable from any funds or other assets held by the Voting Trustees hereunder for the account of the Corporation or the Participating Shareholders as the case may be.

Effective December 1, 2008, the Company renewed the insurance covering directors and officers along with the fiduciary liability that covers certain other employees, against liabilities imposed on them as a result of their employment with the Company.  This insurance is provided by National Union Fire Insurance Company (a member of the AIG Group) and Allied World Assurance Company for a total premium of $117,050 through November 30, 2009.

Item 15.          Recent Sales of Unregistered Securities.

None.

Item 16.          Exhibits and Financial Statement Schedules.

3.         (i)         Articles of Incorporation

(A)       Restated Certificate of Incorporation, as amended, filed as Exhibit 4(i) to the Company’s Registration Statement on Form S-1 (Registration No. 333-15761) and incorporated herein by reference.

(B)       Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 4(ii) to the Company’s Registration Statement on Form S-2 (Registration No. 333-118575) and incorporated herein by reference.

(ii)        Bylaws

Bylaws, as amended through June 14, 2007, incorporated by reference to Exhibit 9.01(d)(3)(ii) to the Company’s Current Report on Form 8-K dated June 14, 2007 (Commission File No. 0-255) and incorporated herein by reference.

4.         Instruments defining the rights of security holders, including indentures:

(i)         Restated Certificate of Incorporation, as amended, filed as Exhibit 4(i) to the Company’s Registration Statement on Form S-1 (Registration No. 333-15761) and incorporated herein by reference.

(ii)        Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 4(ii) to the Company’s Registration Statement on Form S-2 (Registration No. 333-118575) and incorporated herein by reference.

(iii)       Voting Trust Agreement dated as of March 16, 2007, attached as Annex A to the Prospectus, dated January 18, 2007, constituting a part of the Registration Statement on Form S-1 (Registration No. 333-139992) and incorporated herein by reference.

(iv)       Bylaws, as amended through June 14, 2007, incorporated by reference to Exhibit 9.01(d)(3)(ii) to the Company’s Current Report on Form 8-K dated June 14, 2007 (Commission File No. 0-255) and incorporated herein by reference.

The Company hereby agrees to furnish to the Commission upon request a copy of each instrument omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.

5.         Opinion re legality

Opinion of Bryan Cave LLP, previously filed as Exhibit 5 to this Registration Statement and incorporated herein by reference.

9.         Voting Trust Agreement

Voting Trust Agreement dated as of March 16, 2007, attached as Annex A to the Prospectus, dated January 18, 2007, constituting a part of the Registration Statement on Form S-1 (Registration No. 333-139992) and incorporated herein by reference.

10.       Material Contracts

(i)         Management Incentive Plan, filed as Exhibit 4(a)(1) to the Annual Report on Form 10-K for the year ended December 31, 1972 (Commission File No. 0-255), as amended by the Amendment effective January 1, 1974, filed as Exhibit 13-c to the Registration Statement on Form S-1 (Registration No. 2-51832), the Amendment effective January 1, 1977, filed as Exhibit 13(d) to the Registration Statement on Form S-1 (Registration No. 2-59744), and the Amendment effective January 1, 1980, filed as Exhibit 5(f) to the Registration Statement on Form S-7 (Registration No. 2-68938) and incorporated herein by reference.

(ii)        Graybar Electric Company, Inc. Supplemental Benefit Plan, amended and restated entered into between the Company and certain employees effective January 1, 2009, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated December 11, 2008 (Commission File No. 0-255) and incorporated herein by reference.

(iii)       Form of Deferral Agreement under Graybar Electric Company, Inc. Supplemental Benefit Plan, filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 11, 2008 (Commission File No. 0-0255) and incorporated herein by reference.

(iv)       Receivables Sale Agreement, dated June 30, 2000, between Graybar Electric Company, Inc. and Graybar Commerce Corporation filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (Commission File No. 0-255) and incorporated herein by reference; and Amendment to Receivables Sale Agreement dated August 15, 2006, filed as Exhibit 10(x) to the Company’s Registration Statement on Form S-1 (Registration No. 333-137249) and incorporated herein by reference.

(v)        Receivables Purchase Agreement, dated June 30, 2000, among Graybar Commerce Corporation, as Seller, Graybar Electric Company, Inc., as Servicer, Falcon Asset Securitization Corporation and Bank One, NA, as Agent, and other financial institutions named therein; Amendments to Receivables Purchase Agreement dated January 1, 2001, June 22, 2001, August 29, 2001, October 26, 2001, December 31, 2001, October 23, 2002, and December 23, 2002, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (Commission File No. 0-255) and incorporated herein by reference; Amendment to Receivables Purchase Agreement, dated October 22, 2003, filed as an exhibit 10(v) to the Company’s Registration Statement on Form S-2 (Registration No. 333-118575) and incorporated herein by reference; Amendment to Receivables Purchase Agreement, dated September 26, 2005, filed as an exhibit 10(v) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference; Amendment to Receivables Purchase Agreement dated August 15, 2006, filed as Exhibit 10(ix) to the Company’s Registration Statement on Form S-1 (Registration No. 333-137249) and incorporated herein by reference; Amendment to Receivables Purchase Agreement dated September 25, 2009, filed as Exhibit 10 to Form 8-K filed on October 6, 2009 and incorporated herein by reference; and Amendment to Receivables Purchase Agreement dated October 9, 2009 filed as Exhibit 10 to Form 8-K filed on October 15, 2009 and incorporated herein by reference.

(vi)       Five-Year Credit Agreement dated May 8, 2007, among Graybar Electric Company, Inc., Bank of America, N.A., as Agent, and other banks named therein, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 (Commission File No. 0-255) and incorporated herein by reference.

23.       Consents of experts and counsel

(a)        Consent of Ernst & Young LLP.

(b)        Consent of Bryan Cave LLP (contained in the opinion previously filed as Exhibit 5 to this Registration Statement and incorporated herein by reference).

24.       Powers of attorney

Powers of attorney of certain directors and officers of the Company (previously filed as part of this Registration Statement.)

Powers of attorney of the Voting Trustees under the Voting Trust dated as of March 16, 2007 (previously filed as part of this Registration Statement)

*Compensation arrangement Item 17.          Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company or the Voting Trustees pursuant to the foregoing provisions, or otherwise, the Company and the Voting Trustees have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company or the Voting Trustees of expenses incurred or paid by a director, officer or controlling person of the Company or the Voting Trustees in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company or the Voting Trustees will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 11th day of November, 2009.

GRAYBAR ELECTRIC COMPANY, INC.

By:/s/*

Matthew W. Geekie, Senior Vice
President, General Counsel and Secretary

.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on November 11, 2009.

Signature	Title
/s/* (R. A. Reynolds, Jr.)	Director and Chairman of the Board and President (Principal Executive Officer)
/s/* (D. B. D’Alessandro)	Director, Senior Vice President (Principal Financial Officer)
/s/* (M. J. Beagen)	Vice President and Controller (Principal Accounting Officer)
Directors:
/s/*	/s/*
(R. A. Cole)	(R. C. Lyons)
/s/*	/s/*
(D. E. DeSousa)	(K. M. Mazzarella)
/s/*	/s/*
(M. W. Geekie)	(R. D. Offenbacher)
/s/*	/s/*
(L. R. Giglio)	(B. L. Propst)
/s/*	/s/*
(T. S. Gurganous)	(K. B. Sparks)
/s/*
(F. H. Hughes)

*M. W. Geekie, pursuant to a Power of Attorney executed by each of the officers and directors indicated as signing above and filed with the Securities and Exchange Commission, by signing his name hereto does hereby sign and execute this Amendment No. 1 to the Registration Statement on behalf of each of the persons indicated as signing above, in the capacities indicated, and does hereby sign and execute this Amendment No. 1 to the Registration Statement on his own behalf in the capacity of Director.

                                                                                    By:  /s/ M. W. Geekie

                                                                                                (M. W. Geekie)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Voting Trustees have duly caused this Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 11th day of November, 2009.

D. E. DESOUSA, L. R. GIGLIO, T. S. GURGANOUS,
 R. D. OFFENBACHER AND R. A. REYNOLDS, JR.,
VOTING TRUSTEES UNDER THE VOTING TRUST
 AGREEMENT, DATED AS OF MARCH 16, 2007

By: /s/ *

Name: R. A. Reynolds, Jr., as Voting Trustee

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No.1 to the Registration Statement has been signed by the following persons, as Voting Trustees under the Voting Trust Agreement dated as of March 16, 2007, on November 11, 2009.

Signatures

/s/*                                                                  /s/*

(R. A. Reynolds, Jr.)                                        (T. S. Gurganous)

/s/*                                                                  /s/*

(D. E. DeSousa)                                              (R. D. Offenbacher)

/s/*

(L. R. Giglio)

*M. W. Geekie, pursuant to a Power of Attorney executed by each of the Voting Trustees indicated as signing above and filed with the Securities and Exchange Commission, by signing his name hereto does hereby sign and execute this Amendment No. 1 to the Registration Statement on behalf of each of the persons indicated as signing above, in the capacities indicated.

                                                                                    By:  /s/ M. W. Geekie

                                                                                               (M. W. Geekie)

INDEX TO EXHIBITS

Exhibits

3.         (i)         Articles of Incorporation

(A)       Restated Certificate of Incorporation, as amended, filed as Exhibit 4(i) to the Company’s Registration Statement on Form S-1 (Registration No. 333-15761) and incorporated herein by reference.

(B)       Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 4(ii) to the Company’s Registration Statement on Form S-2 (Registration No. 333-118575) and incorporated herein by reference.

(ii)        Bylaws

Bylaws, as amended through June 14, 2007, incorporated by reference to Exhibit 9.01(d)(3)(ii) to the Company’s Current Report on Form 8-K dated June 14, 2007 (Commission File No. 0-255) and incorporated herein by reference.

4.         Instruments defining the rights of security holders, including indentures

(i)         Restated Certificate of Incorporation, as amended, filed as Exhibit 4(i) to the Company’s Registration Statement on Form S-1 (Registration No. 333-15761) and incorporated herein by reference.

(ii)        Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 4(ii) to the Company’s Registration Statement on Form S-2 (Registration No. 333-118575) and incorporated herein by reference.

(iii)       Voting Trust Agreement dated as of March 16, 2007, attached as Annex A to the Prospectus, dated January 18, 2007, constituting a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-139992) and incorporated herein by reference.

(iv)       Bylaws, as amended through June 14, 2007, incorporated by reference to Exhibit 9.01(d)(3)(ii) to the Company’s Current Report on Form 8-K dated June 14, 2007 (Commission File No. 0-255) and incorporated herein by reference.

5.         Opinion re legality

Opinion of Bryan Cave LLP, previously filed as Exhibit 5 to this Registration Statement and incorporated herein by reference.

9.         Voting Trust Agreement

Voting Trust Agreement dated as of March 16, 2007, attached as Annex A to the Prospectus, dated January 18, 2007, constituting a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-139992) and incorporated herein by reference.

10.       Material Contracts

(i)         Management Incentive Plan, filed as Exhibit 4(a)(1) to the Annual Report on Form 10-K for the year ended December 31, 1972 (Commission File No. 0-255), as amended by the Amendment effective January 1, 1974, filed as Exhibit 13-c to the Registration Statement on Form S-1 (Registration No. 2-51832), the Amendment effective January 1, 1977, filed as Exhibit 13(d) to the Registration Statement on Form S-1 (Registration No. 2-59744), and the Amendment effective January 1, 1980, filed as Exhibit 5(f) to the Registration Statement on Form S-7 (Registration No. 2-68938) and incorporated herein by reference.

(ii)        Graybar Electric Company, Inc. Supplemental Benefit Plan, amended and restated entered into between the Company and certain employees effective January 1, 2009, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated December 11, 2008 (Commission File No. 0-255) and incorporated herein by reference.*

(iii)       Form of Deferral Agreement under Graybar Electric Company, Inc. Supplemental Benefit Plan, filed as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 11, 2008 (Commission File No. 0-0255) and incorporated herein by reference.*

(iv)       Receivables Sale Agreement, dated June 30, 2000, between Graybar Electric Company, Inc. and Graybar Commerce Corporation filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (Commission File No. 0-255) and incorporated herein by reference; and Amendment to Receivables Sale Agreement dated August 15, 2006, filed as Exhibit 10(x) to the Company’s Registration Statement on Form S-1 (Registration No. 333-137249) and incorporated herein by reference.

(v)        Receivables Purchase Agreement, dated June 30, 2000, among Graybar Commerce Corporation, as Seller, Graybar Electric Company, Inc., as Servicer, Falcon Asset Securitization Corporation and Bank One, NA, as Agent, and other financial institutions named therein; Amendments to Receivables Purchase Agreement dated January 1, 2001, June 22, 2001, August 29, 2001, October 26, 2001, December 31, 2001, October 23, 2002, and December 23, 2002, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003 (Commission File No. 0-255) and incorporated herein by reference; Amendment to Receivables Purchase Agreement dated October 22, 2003, filed as an exhibit 10(v) to the Company’s Registration Statement on Form S-2 (Registration No. 333-118575) and incorporated herein by reference; Amendment to Receivables Purchase Agreement, dated September 26, 2005, filed as an exhibit 10(v) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference; Amendment to Receivables Purchase Agreement dated August 15, 2006, filed as Exhibit 10(ix) to the Company’s Registration Statement on Form S-1 (Registration No. 333-137249) and incorporated herein by reference; Amendment to Receivables Purchase Agreement dated September 25, 2009, filed as Exhibit 10(v) to Form 8-K, filed on October 6, 2009 and incorporated herein by reference; and Amendment to Receivables Purchase Agreement dated October 9, 2009, filed as Exhibit 10(v) to Form 8-K filed on October 15, 2009 and incorporated herein by reference.

(vi)       Five-Year Credit Agreement dated May 8, 2007 among Graybar Electric Company, Inc., Bank of America, N.A., as Agent, and other banks named therein, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 (Commission File No. 0-255) and incorporated herein by reference.

23.       Consents of experts and counsel

(a)        Consent of Ernst & Young LLP

(b)        Consent of Bryan Cave LLP (contained in the opinion previously filed as Exhibit 5 to this Registration Statement and incorporated herein by reference).

24.       Powers of attorney

Powers of attorney of certain directors and officers of the Company, (previously filed as part of this Registration Statement)

Powers of attorney of the Voting Trustees under the Voting Trust dated as of March 16, 2007, (previously filed as part of this Registration Statement)

*Compensation arrangement